Prime Resource Inc.
Capitalization Table Post Merger

Accrued Dividends on Preferred Stock	Total Class A after 2nd Tranche	Total Common after 2nd Tranche	Total Common if converted	% of Total Common	Warrants / Options	$.02 Warrants	fully diluted	%
Preferred
AIGH	102	3,152	3,253,685	12.56%	1,208,375	367,502	4,829,561	11.40%
Globis	53	1,578	1,631,000	6.30%	605,038	184,009	2,420,047	5.71%
Other holders	452	13,269	13,720,974	52.98%	5,087,484	1,547,251	20,355,708	48.04%
Other New and/or Existing Investors	-	4,198	4,197,523	16.21%		2,098,762	6,296,285	14.86%

Total Class A Stock	606	22,197	22,803,182	88.06%		4,197,523	33,901,601	80.00%

Common Shares	-
Globis Capital			888,436	888,436	3.43%	444,218	1,332,654	3.14%
Other Common Stockholders			750,480	750,480	2.90%	375,240	1,125,720	2.66%

Total Shares Outstanding	606	22,197	1,638,916	24,442,098	94.38%		36,359,975

Prime Resource stockholders				1,454,090	5.62%		1,454,090	3.43%

Total Common Shares Including Prime				25,896,188	100%

Options and warrant to purchase Common Shares and Accrued Dividends on Preferred
Employee options - vested		68,658		68,658	0.16%
Employee options - not vested		321,237		321,237	0.76%
Director options		7,556		7,556	0.02%
Finder options		21,544		21,544	0.05%
2005 Bridge warrants		94,444		94,444	0.22%
Founder performance options		2,545,394		2,545,394	6.01%
Options available in pool (Unissued)		852,072		852,072	2.01%
Griffin Securities Warrants		650,960		650,960	1.54%
				-

Total Fully Diluted and Converted Common Shares	25,896,188	12,282,219	4,197,523	42,375,930	100.00%